Exhibit 99.1

208 Harbor Drive, P.O. Box 120061, Stamford, CT 06912-0061  •  metagroup.com  •  (800) 945-META· •  Fax: (203) 359-8066

Contact:	Alison Ziegler	Peter Ward
	FRB|Weber Shandwick	META Group, Inc.
	(212) 445-8432	(203) 973-6700
peter.ward@metagroup.com

META Group Reports Third-Quarter 2003 Results

Achieves 8.2% Revenue Increase Year-Over-Year

STAMFORD, Conn. (November 6, 2003) — META Group, Inc. (Nasdaq: METG), a leading information technology (IT) research and consulting firm, today announced financial results for the third quarter ended September 30, 2003.

Third-Quarter Results

Total revenues for the third quarter were $29.4 million, compared to revenues of $27.2 million in the year-ago period. The net loss for the quarter was $1.9 million, or $0.14 per fully diluted share. This compares to a net loss of $20.4 million, or $1.56 per fully diluted share, in the year-ago period.

A breakdown of the quarter’s results is as follows:

•                  Research and Advisory Services revenue in the third quarter was $18.7 million, relatively flat with $18.8 million in the third quarter of 2002.

•                  Revenue from Strategic Consulting was up 24.4% to $8.8 million in the third quarter, compared to $7.1 million in the year-ago period.

•                  Revenue from Published Research Products was $1.3 million, up from $0.5 million in the third quarter of 2002.

•                  The gross margin remained flat at 44% in the third quarter compared to the year-ago period.

•                  Operating expenses for the third quarter were $31.3 million, down from $33.7 million in the year-ago period.  Operating expenses in the year-ago period included a $2.2 million charge relating to vacant space, $2.2 million in other expenses, and a goodwill impairment loss of $1.2 million.

•                  The Company’s net cash position (cash including restricted balances, less bank debt and notes payable) was $16.9 million, down from $20.5 million in the second quarter of 2003. This reflects cash payments of $5.2 million to fund acquisitions of the Company’s distributors in the UK and Northern Europe, and $1.8 million in positive cash flow generated from operations in the third quarter. The net cash position was $16.0 million in the year-ago period.

•                  Days sales outstanding (DSOs) for the third quarter were 81 days, compared to 88 days for the year-ago period. After adjusting for those accounts receivable with future payment terms related to multiyear contracts, DSOs were 48 days, compared with 46 days a year ago.

“We were pleased with our third-quarter revenues, as they showed improvement over our previous guidance,” said Fred Amoroso, META Group chief executive officer. “Research and advisory services held relatively steady despite the economy, and we were pleased to see a 24% gain in strategic consulting. Specifically, our domestic consulting revenues grew by almost 30% over the comparable quarter last year — a very positive sign for our business. The net loss in the quarter, while higher than our expectations, was the result of higher operating expenses associated with our international subsidiaries. Overall, we are continuing to see opportunities and funding for projects that can truly demonstrate real business value to organizations. We are encouraged by this, particularly given the performance of other providers in the IT research and consulting space.”

 “We continued to execute on our acquisition strategy during the quarter, completing the acquisitions of our distributors in Northern Europe and the UK,” continued Amoroso. “With direct control over substantially all our operations in Europe, we can now more effectively utilize our strong research engine to consistently deliver high-quality research and consulting services — further strengthening our customer experience around the globe.”

“We took another important step in the quarter to enhance our customers’ experience with the addition of John Daut, our new senior vice president of Global Sales. John is an experienced sales executive who understands the unique value proposition we provide to our customers, and we expect he will continue to focus our global sales team on delivering the best customer service in the industry.”

 “The worldwide branding and advertising campaign that we undertook in March of this year continued to generate positive responses from our customer base, while effectively introducing META Group to additional prospective customers around the globe,” said Amoroso. “We will continue to focus on this effort throughout the remainder of the year, and will be executing on the next phase of this important initiative in 2004.”

Year-to-Date Results

•                  Total revenues were $87.6 million, a 1% increase over the prior year.

•                  Total operating expenses were $91.5 million, a decrease of 2.8% from the prior year.

•                  Net loss before the cumulative effect of a change in accounting principle was $3.3 million versus $21.5 million in the previous year.

Conference Call

META Group will hold a conference call at 5:00 pm ET (US) today, Thursday, November 6, to discuss its financial results and quarterly highlights. All interested parties are invited to listen to the call live over the Internet at www.viavid.net. For persons unable to listen to the live Internet broadcast, a replay will be available shortly after the call on the Viavid site for 30 days. A link to the Viavid conference call replay will also be posted at www.metagroup.com.

About META Group

META Group is a leading provider of information technology research, advisory services, and strategic consulting. Delivering objective and actionable guidance, META Group’s experienced analysts and consultants are trusted advisors to IT and business executives around the world. Our unique collaborative models and dedicated customer service help clients be more efficient, effective, and timely in their use of IT to achieve their business goals. Visit metagroup.com for more details on our high-value approach.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding the prospective impact of developments in the Company’s business during the third quarter, the effects of changes within the Company’s organization and strategic initiatives for the Company. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, risks relating to: changes in the spending patterns of the Company’s target clients, including, but not limited to, decreases in IT spending or decreases in demand for the Company’s products and services; general economic conditions; changes in the market demand for IT research and analysis and competitive conditions in the industry; the inability of the Company to increase its penetration of existing customers and/or to expand to additional customers; the timing and successful execution of the Company’s strategic initiatives, including timely and successful product and service development and introduction; and other risks detailed in the Company’s filings with the SEC, including those discussed in the Company’s annual report filed with the SEC on Form 10-K/A for the year ended December 31, 2002.

— Financial Tables Follow —

META Group, Inc.

OPERATING RESULTS (in thousands, except per share data)	Quarter Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Revenues
Research and advisory services	$18,741	$18,843	$56,404	$57,866
Strategic consulting	8,802	7,075	24,959	23,364
Published research products	1,348	535	4,538	3,585
Reimbursable expenses	503	701	1,723	1,962

Total revenues	29,394	27,154	87,624	86,777

Operating expenses
Cost of services and fulfillment	15,999	14,491	45,842	44,201
Reimbursable expenses	503	701	1,723	1,962
Selling and marketing	7,905	7,932	23,581	23,495
General and administrative	5,805	5,434	16,602	14,511
Depreciation and amortization	1,091	1,607	3,705	4,742
Loss on facility leases	0	2,189	0	2,189
Goodwill impairment loss	0	1,178	—	2,630
Restructuring charge	0	140	—	362
Total operating expenses	31,303	33,672	91,453	94,092

Operating loss	(1,909)	(6,518)	(3,829)	(7,315)

Impairment loss	0	(800)	0	(1,075)
Other income (expense), net	23	(64)	723	(58)

Loss before provision for income taxes	(1,886)	(7,382)	(3,106)	(8,448)
Provision for income taxes	16	12,948	148	13,044
Minority interest in income of consolidated subsidiaries	28	22	82	44

Loss before cumulative effect of change in accounting principle	(1,930)	(20,352)	(3,336)	(21,536)

Cumulative effect of change in accounting principle	—	—	—	(22,206)

Net loss	$(1,930)	$(20,352)	$(3,336)	$(43,742)

Amounts per basic and fully diluted common share:

Loss before cumulative effect of change in accounting principle	$(0.14)	$(1.56)	$(0.25)	$(1.65)
Cumulative effect of change in accounting principle	—	—	—	(1.71)
Net loss	$(0.14)	$(1.56)	$(0.25)	$(3.36)

Weighted average basic shares outstanding	13,334	13,050	13,283	13,021

Weighted average fully diluted shares outstanding	13,334	13,050	13,283	13,021

BALANCE SHEET DATA (in thousands)	September 30, 2003	December 31, 2002

Assets
Cash and cash equivalents	$11,576	$21,448
Accounts receivable, net	25,911	33,676
Deferred commissions	1,562	1,221
Other current assets	1,714	2,593
Total current assets	40,763	58,938

Restricted cash	6,000	—
Long-term portion of accounts receivable	555	4,584
Furniture and equipment, net	5,674	7,724
Goodwill	9,731	7,483
Other intangibles, net	4,407	4,630
Investments and advances	8,997	3,997
Other assets	262	321
Total assets	$76,389	$87,677

Liabilities and Stockholders’ Equity
Deferred Revenues	$40,757	$42,400
Accounts payable	1,345	2,447
Borrowings under revolving credit agreement	—	1,049
Current portion of long-term debt	—	5,111
Notes payable	198	335
Accrued compensation	5,238	2,283
Accrued liabilities	10,425	9,834
Income taxes payable	690	497
Other current liabilities	2,915	1,843
Total current liabilities	61,568	65,799

Long-term portion of deferred revenues	2,152	6,008
Notes payable	442	589
Other non-current liabilities	1,768	1,969
Total liabilities	65,930	74,365

Minority Interest	281	96

Stockholders’ equity:
Common stock	140	139
Paid-in capital	59,990	59,706
Accumulated other comprehensive loss	(382)	(395)
Treasury stock	(342)	(342)
Accumulated deficit	(49,228)	(45,892)
Total stockholders’ equity	10,178	13,216
Total liabilities and stockholders’ equity	$76,389	$87,677